Exhibit No. 99.1

TRUSTEE STATEMENT OF COMPLIANCE

I, David J. Kolibachuk, acting on behalf of U.S. Bank Trust National Association (the “Trustee”), hereby certify that the Trustee has fulfilled its obligations as trustee under the trust agreement, dated December 15, 2004, between Corporate Asset Backed Corporation, as depositor, and the Trustee, with respect to the CABCO Series 2004-102 Trust (SBC Communications Inc.) during the period from January 1, 2017 to December 31, 2017.

Date: February 21, 2018

U.S. BANK TRUST NATIONAL ASSOCIATION, as Trustee of

CABCO Series 2004-102 Trust (SBC Communications Inc.)

By:	/s/ David J. Kolibachuk
Name: David J. Kolibachuk
Title: Vice President